Filed Pursuant to 424(b)(3)
                                              Registration No. 33-85118



                PERMA-FIX ENVIRONMENTAL SERVICES, INC.

        Sixth Supplement to Prospectus dated December 30, 1994
              ___________________________________________

     As originally provided in the Prospectus, the Company issued to Joseph Stevens & Co. ("Stevens") a warrant dated October 6, 1994, ("Stevens Warrant") to purchase up to 220,000 shares of Common Stock, in connection with Stevens acting as an investment banker to the Company, which 220,000 shares of Common Stock are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus and are covered by the Prospectus. Pursuant to anti-dilution adjustments provided for in such warrant, in 1996 the exercise price of the Stevens Warrant was reduced from $3.625 per share of Common Stock to $2.033 per share of Common Stock and such exercise price was subject to further adjustment as a result of transactions occurring since 1996. On January 6, 2000, the Stevens Warrant was amended to (i) reduce the exercise price thereof from $2.033 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrant from October 5, 1999 to March 15, 2000. Such warrant was not otherwise amended.





February 18, 2000.